Filed Pursuant to Rule 433
Registration Statement No. 333-245589
August 9, 2021

PRICING TERM SHEET – NOTES DUE 2024

Unilever Capital Corporation

$500,000,000 0.626% Senior Notes due 2024

jointly, severally, fully and unconditionally guaranteed by

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever PLC Unilever United States, Inc.
Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)
Principal Amount:	$500,000,000
Maturity Date:	August 12, 2024
Coupon:	0.626%
Public Offering Price:	100.000%
Yield to Maturity:	0.626%
Spread to Benchmark Treasury:	T+20 bps
Benchmark Treasury:	UST 0.375% due July 15, 2024
Benchmark Treasury Yield:	0.426%
Benchmark Treasury Price:	99-27¼
Net Proceeds:	$498,900,000
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764 BN6 / US904764BN68
Trade Date:	August 9, 2021
Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing from February 12, 2022
Make-Whole:	T+5 bps
Par-Call	At any time on or after August 12, 2022 (24 months prior to their maturity date)
Settlement Date:	August 12, 2021 (T+3)**
Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA or UK.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Citigroup Global Markets Inc. at +1-800-831-9146, (2) Deutsche Bank Securities Inc. at +1-800-503-4611, (3) J.P. Morgan Securities LLC at +1-212-834-4533 or (4) Mizuho Securities USA LLC at +1-866-271-7403.

PRICING TERM SHEET – NOTES DUE 2031

Unilever Capital Corporation

$850,000,000 1.750% Senior Notes due 2031

jointly, severally, fully and unconditionally guaranteed by

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever PLC Unilever United States, Inc.
Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)
Principal Amount:	$850,000,000
Maturity Date:	August 12, 2031
Coupon:	1.750%
Public Offering Price:	99.345%
Yield to Maturity:	1.822%
Spread to Benchmark Treasury:	T+50 bps
Benchmark Treasury:	UST 1.625% due May 15, 2031
Benchmark Treasury Yield:	1.322%
Benchmark Treasury Price:	102-24+
Net Proceeds:	$840,862,500
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764 BQ9 / US904764BQ99
Trade Date:	August 9, 2021

Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing from February 12, 2022
Make-Whole:	T+10 bps
Par Call:	At any time on or after May 12, 2031 (3 months prior to their maturity date)
Settlement Date:	August 12, 2021 (T+3)**
Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA or UK.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Citigroup Global Markets Inc. at +1-800-831-9146, (2) Deutsche Bank Securities Inc. at +1-800-503-4611, (3) J.P. Morgan Securities LLC at +1-212-834-4533 or (4) Mizuho Securities USA LLC at +1-866-271-7403.

PRICING TERM SHEET – NOTES DUE 2051

Unilever Capital Corporation

$650,000,000 2.625% Senior Notes due 2051

jointly, severally, fully and unconditionally guaranteed by

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever PLC Unilever United States, Inc.
Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)
Principal Amount:	$650,000,000
Maturity Date:	August 12, 2051
Coupon:	2.625%
Public Offering Price:	98.708%
Yield to Maturity:	2.688%
Spread to Benchmark Treasury:	T+70 bps
Benchmark Treasury:	UST 1.875% due February 15, 2051
Benchmark Treasury Yield:	1.988%
Benchmark Treasury Price:	97-15+
Net Proceeds:	$637,052,000
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764 BR7 / US904764BR72
Trade Date:	August 9, 2021

Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing from February 12, 2022
Make-Whole:	T+15 bps
Par Call:	At any time on or after February 12, 2051 (6 months prior to their maturity date)
Settlement Date:	August 12, 2021 (T+3)**
Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA or UK.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Citigroup Global Markets Inc. at +1-800-831-9146, (2) Deutsche Bank Securities Inc. at +1-800-503-4611, (3) J.P. Morgan Securities LLC at +1-212-834-4533 or (4) Mizuho Securities USA LLC at +1-866-271-7403.